Exhibit 99

Dear Shareholder:

We are pleased to share with you the results of another productive quarter for GrandSouth Bancorporation. GrandSouth reported net earnings for the quarter ended September 30, 2003 of $272,178 or 10 cents per diluted share, a 34% increase over third quarter 2002 net income of $201,813 or 7 cents per diluted share. Net income for the nine months ending September 30, 2003 equaled $733,592, or 27 cents per diluted share representing a 62% gain over net income for the same period of 2002 of $451,503, or 18 cents per diluted share.

The improved earnings were the result of higher volumes of income producing assets and controlled non interest expense growth. Net interest income for the year to date period grew by 16% over the comparable period for 2002 while non interest expense increased by less than 4% for the same period. Total assets at September 30, 2003 equaled $164 million, an increase of $23 million or 16% over the year ending level at December 31, 2002. Loans, net of reserves equaled $136 million, a 24% increase year to date from December 31, 2002 with total deposits increasing 16% to $138 million at quarter end.

A number of shareholders have requested information on the value of the company's stock. The shares trade under the stock symbol GRRB and information on trades can be found on the OTC Bulletin Board (OTCBB), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. The internet address for the OTCBB is www.otcbb.com. We are also happy to report that there have been several securities firms that have recently become involved in the trading of the company's shares. Please refer to the OTCBB web site or your broker for additional information.

We continue to appreciate your support.



Sincerely,

Mason Y. Garrett, Chairman


Ronald K. Earnest, President

                                  PRESS RELEASE

GREENVILLE, S.C., October 22, 2003 - GrandSouth Bancorporation (OTCBB:GRRB) today announced strong quarterly and year to date earnings. Net income increased by 62% to $733,592 or 27 cents per diluted share for the year to date period ending September 30, 2003 compared to $451,503, or 17 cents per diluted share for the comparable period of 2002. For the quarter ending September 30, 2003, net income equaled $272,178 or 10 cents per diluted share, up 34% over the earnings reported for September 30, 2002 of $201,813 or 7 cents per diluted share.

"We are pleased with the progress the company has made", said Mason Y. Garrett, Chairman. "Our strong growth in loans in the current economic climate is certainly encouraging and is a testament to the quality of our staff and their fine efforts on the company's behalf".

Net interest income for the third quarter of 2003 equaled $1.35 million a gain of 8% over the same period of 2002. Net interest income for the nine month period ending September 30, 2003 equaled $3.95 million and represented an improvement of 12% over the same period of 2002. The company's earnings were aided by the fact that non interest expenses grew at a slower rate than total net revenues and by higher earning asset volumes.

At September 30, 2003, total assets equaled $164 million compared to $141 million at December 31, 2002. Loans, net of reserves for loan losses, equaled $136 million at September 30, 2003 compared to $109 million at year end 2002. Total deposits at period end amounted to $138 million compared to $118 million at December 31, 2002.

GrandSouth Bancorporation is a public company trading in the over the counter market under the symbol GRRB with two offices located at 381 Halton Road, Greenville, S.C. and 325 South Main Street, Fountain Inn, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
BALANCE SHEET
(Unaudited)

                                                                                    September 30, 2003          December 31, 2002
                                                                                    ------------------          -----------------
ASSETS
Cash and Due From Banks ....................................................           $  4,328,213                $  2,669,420
Investment Securities ......................................................             16,982,754                  22,980,190
Loans, net .................................................................            136,655,598                 109,544,338
Other Assets ...............................................................              6,756,541                   5,989,449
                                                                                       ------------                ------------

Total Assets ...............................................................            164,723,106                 141,183,397
                                                                                       ============                ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits ...............................................             12,703,039                   7,285,699
Interest bearing deposits ..................................................            125,508,084                 111,186,823
                                                                                       ------------                ------------
       Total deposits ......................................................            138,211,123                 118,472,522

Other Borrowings ...........................................................             15,000,000                  12,000,000
Other liabilities ..........................................................              1,797,288                   1,699,603
                                                                                       ------------                ------------
       Total liabilities ...................................................            155,008,411                 132,172,125

Shareholders' equity .......................................................              9,714,695                   9,311,272
                                                                                       ------------                ------------

Total liabilities and shareholders' equity .................................            164,723,106                 141,483,397
                                                                                       ============                ============

GRANDSOUTH BANCORPORATION
STATEMENT OF OPERATIONS
(Unaudited)

                                                                               Three Months                    Year-to-Date
                                                                            Ended September 30,             Ended September 30,
                                                                            -------------------             -------------------
                                                                           2003            2002             2003             2002
                                                                           ----            ----             ----             ----
Total interest income ..........................................       $2,124,623       $2,117,217       $6,413,566       $6,134,684

Total Interest expense .........................................          764,695          867,915        2,453,875        2,625,696
                                                                       ----------       ----------       ----------       ----------
       Net interest income .....................................        1,359,928        1,249,302        3,959,691        3,508,988

Provision for possible loan losses .............................          150,000          150,000          589,000          580,000
                                                                       ----------       ----------       ----------       ----------
       Net interest income after provision for possible
            loan losses ........................................        1,209,928        1,099,302        3,370,691        2,928,988
                                                                       ----------       ----------       ----------       ----------
Total noninterest income .......................................           90,008          111,301          332,214          330,865

Total noninterest expenses .....................................          868,346          854,904        2,537,348        2,441,567
                                                                       ----------       ----------       ----------       ----------
       Income before taxes .....................................          431,590          355,699        1,165,557          818,286

Income tax expense .............................................          159,412          153,886          431,965          366,783
                                                                       ----------       ----------       ----------       ----------
       Net Income ..............................................          272,178          201,813          733,592          451,503
                                                                       ==========       ==========       ==========       ==========
WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING .................................        1,969,060        1,969,060        1,969,060        1,969,060
                                                                       ==========       ==========       ==========       ==========
WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING, DILUTED ........................        2,695,053        2,695,053        2,695,053        2,695,053
                                                                       ==========       ==========       ==========       ==========
NET INCOME PER COMMON SHARE ....................................       $     0.14       $     0.10       $     0.37       $     0.23
                                                                       ==========       ==========       ==========       ==========
NET INCOME PER COMMON SHARE, DILUTED ...........................       $     0.10       $     0.07       $     0.27       $     0.17
                                                                       ==========       ==========       ==========       ==========